EXHIBIT "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports First Quarter 2015 Results

DALLAS (May 13, 2015) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2015. For the three months ended March 31, 2015, the Company reported net income of $0.6 million or $0.13 per share for the period ended March 31, 2015, as compared to net income of $0.6 million or $0.13 per share for the same period ended 2014.

Our primary business is investing in real estate and mortgage note receivables. Land held for development or sale is our sole operating segment. The Company has invested in over 170 acres of land held for development or sale in the Mercer Crossing development located in Farmers Branch, Texas. The Mercer Crossing development is a 1,200 acre assembly of properties at the demographic center of the Dallas — Fort Worth Metroplex. Surrounded by three major highways and adjacent to current and future public transportation systems, Mercer Crossing is in a prime location for future growth and development.

The principal source of revenue for the Company is interest income on over $25.4 million of mortgage note receivables due from related parties. During the three months ended March 31, 2015 and 2014, these notes generated $0.7 million of interest income, respectively.

Operating expenses of $174,000 were $12,000 higher in the current period as compared with the equivalent prior period ending March 31, 2014, due to an increase in legal and professional fees. Additionally, Advisory Fees paid to related parties of $175,000 were $10,000 higher in the current period as compared with the equivalent prior period ending March 31, 2014, due to an increase in the gross asset values of our portfolio.

Interest expense of $165,000 was $19,000 less in the current period as compared with the equivalent prior period ending March 31, 2014, due to principal payments made in prior periods, thereby requiring less interest to be paid on our debt obligation for the three months ended March 31, 2015.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realtv.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended
	March 31,
	2015	2014
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues	$-	$-

Expenses:
Property operating expenses (including $7 and $14 for the three months ended 2015 and 2014, respectively, from related parties)	7	18
General and administrative (including $68 and $64 for the three months ended 2015 and 2014, respectively, from related parties)	174	162
Net income fee to related party	45	45
Advisory fee to related party	175	165
Total operating expenses	401	390
Net operating loss	(401)	(390)

Other income (expenses):
Interest income from related parties	1,120	1,133
Mortgage and loan interest	(165)	(184)
Total other income	955	949
Net income from continuing operations before tax	554	559
Income tax expense	-	-
Net income from continuing operations	554	559
Net income	$554	$559

Earnings per share - basic
Net income from continuing operations	$0.13	$0.13
Net income applicable to common shares	$0.13	$0.13

Earnings per share - diluted
Net income from continuing operations	$0.13	$0.13
Net income applicable to common shares	$0.13	$0.13

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	March 31,	December 31,
	2015	2014
	(dollars in thousands, except par value amount)
Assets
Real estate land holdings, at cost	$25,717	$25,717
Total real estate	25,717	25,717

Notes and interest receivable from related parties	26,142	27,461
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	24,316	25,635

Cash and cash equivalents	3	7
Receivable and accrued interest from related parties	42,193	40,460
Other assets	1,245	1,257
Total assets	$93,474	$93,076

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable - related parties	$10,025	$10,240
Accounts payable and other liabilities	96	37
Total liabilities	10,121	10,277
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000; issued 4,173,675 and outstanding 4,168,214 shares in 2015 and 2014	42	42
Treasury stock at cost, 5,461 shares in 2015 and 2014	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	21,395	20,841
Total shareholders' equity	83,353	82,799
Total liabilities and shareholders' equity	$93,474	$93,076